ISORAY ANNOUNCES PRELIMINARY FISCAL YEAR 2006 RESULTS AND PROJECTED FIRST QUARTER 2007 SALES REVENUES

RICHLAND, Wash. - (BUSINESS WIRE) - Sept. 6, 2006 - IsoRay, Inc. (“IsoRay”) (OTCBB: ISRY), a medical isotope company focusing on brachytherapy solutions for prostate and other malignant tissue cancers through use of its proprietary Cesium-131 radioisotope, announced its preliminary financial results for the fiscal year ended June 30, 2006 and anticipated first quarter 2007 ending September 30, 2006. The financial results reported today do not take into account any adjustments that may be required in connection with the completion of the Company’s audit and review process and should be considered preliminary until IsoRay files its Form 10-KSB for the fiscal year ended June 30, 2006 and Form 10-QSB for the quarter ended September 30, 2006.

IsoRay consolidated sales revenues for the year ended June 30, 2006 were $1,994,306, a 988% increase over the $201,731 recorded in the year ended June 30, 2005. IsoRay consolidated operating loss for the year ended June 30, 2006 was $6,958,148, compared to an operating loss for the previous year of $3,983,199.

 “Our Cesium131 product continues to gain in market share among leading physicians and we anticipate reaching our first million dollar sales quarter in the first quarterly period ending September 30, 2006; projecting gross revenues in excess of $1.1 million. This will be the second straight quarter with double digit sequential revenue growth,” said Roger Girard, CEO of the Company. “Furthermore, with completion of the approximate $5 million equity financing on August 17, IsoRay is continuing to make significant progress towards achieving operating breakeven levels within the 2007 calendar year."

The Company estimates having approximately $5.9 million in cash reserves as of September 1, 2006.

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of the Cesium-131 brachytherapy seed, used to treat prostate and other cancers. The Cesium-131 seed offers a significantly shorter half-life than the two other isotopes commonly used for brachytherapy, which results in a substantially faster delivery of therapeutic radiation, lower probability of cancer cell survival and reduction of the longevity of common brachytherapy side effects. IsoRay is based in Richland, Washington. More information is available about IsoRay at www.isoray.com.

Safe Harbor Statement

Statements in this news release about IsoRay’s future expectations, including: the advantages of our Cesium-131 seed, revenues for the year ended June 30, 2006 and for the quarter ending September 30, 2006, the level of market share and the percentage increase in the existing quarter that our seed may attain, when and whether we will attain positive cash flow and all other statements in this release, other than historical facts, are forward-looking statements. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, our ability to successfully manufacture, market and sell our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to obtain sufficient supplies of isotopes and other materials from suppliers, our ability to maintain adequate quality control, including with the third parties we rely on, to minimize reduction in orders from customers, and our ability to enforce our intellectual property rights, and other risks detailed from time to time in IsoRay's reports filed with the SEC.